Exhibit 10.7




                                October 14, 2004

G. Kenneth Burckhardt
5 Royal James Drive
Hilton Head Island, SC 29926

Re: Letter Agreement dated as of April 13, 2002
    -------------------------------------------

Dear Ken:

         This letter confirms our understanding with respect to the amendment of your letter agreement with the Company, dated April 13, 2002 (the "Letter Agreement").

         The fourth paragraph of the Letter Agreement is hereby amended and restated in its entirety as follows:

         "The company agrees to provide severance protection as provided herein in the event you are terminated from the company (other than for cause) or if your duties are materially reduced and, as a result you elect to terminate your employment with the Company. In addition, if following a "Change in Control" (as defined in the McLeodUSA Incorporated Employment Security Severance Plan), your annual base salary or target bonus opportunity as in effect immediately prior to the Change in Control is reduced, or you are required to work from a location that is more than 50 miles from your office location immediately prior to such Change in Control, or the company's existing commuter flight from Cedar Rapids, Iowa to Hilton Head, South Carolina, is discontinued and, as a result, you elect to terminate your employment with the company, the company will pay you the severance payment described below and provide for continuation in the company's medical and dental plans at the company's expense for a period of two (2) years after your employment is terminated. Your severance payment shall be a lump sum payment equal to two (2) times the amount of your annual salary plus two (2) times the higher of (i) the annual bonus amount paid or payable to you in respect of the calendar year prior to the year in which your employment is terminated or (ii) your target bonus opportunity for the year in which your employment is terminated; provided, however, that if your employment is terminated in any year in which your target bonus opportunity has not yet been determined, your target bonus opportunity for such year shall be deemed to be equal to your target bonus opportunity for the immediately prior year. Your severance payment shall be made within ten days of the date your employment is terminated. In consideration for such payment, you will agree to sign the standard release as defined in the Company's Employment Security Severance Plan."

          Except as amended above, the letter agreement remains in full force and effect.

         Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this letter.

                                                  Very truly yours,

                                                  MCLEODUSA INCORPORATED

                                                     /s/ Chris A. Davis
                                                  By: ____________________
                                                        Chris A. Davis
                                                  Its:  Chairman and CEO


Confirmed and Agreed as of the
date first written above:


/s/ G. Kenneth Burckhardt
__________________________
  G. Kenneth Burckhardt